Exhibit 10.45
  AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (the “Amendment”) is entered into by Ideal Power Inc., a Delaware corporation (the “Company”), Peter Appel and MDB Capital Group, LLC (collectively, the “Majority Holders”), effective as of October 25, 2013.

WHEREAS, on August 31, 2012 and again on November 21, 2012, the Company issued Senior Secured Convertible Promissory Notes (the “Notes”) together with Warrants to raise a total of $4 million; and

WHEREAS, Section 12.1 of the Notes permits the amendment, modification, supplement, waiver or consent to departure from the provisions of the Notes, if the Company and the Majority Holders consent to such amendment.

WHEREAS, the Company and the Majority Holders have determined that the Maturity Date of the Notes, as defined in Section 3 therein, should be extended.

NOW, THEREFORE, the Company and the Majority Holders agree as follows:

1.           Amendment to Section 3 of the Notes.  Section 3 of the Notes, which currently states:

3.           Maturity Date.  All amounts payable hereunder shall be due and payable on the earlier to occur of (i) November 21, 2013 (the "Calendar Due Date"), (ii) the occurrence of an Event of Default (as defined below) or (iii) the closing of an IPO Financing (as defined below).

shall be amended to state:

3.           Maturity Date.  All amounts payable hereunder shall be due and payable on the earlier to occur of (i) January 6, 2014 (the “Calendar Due Date”), (ii) the occurrence of an Event of Default (as defined below) or (iii) the closing of an IPO Financing (as defined below).

2.           No Other Changes.  In all other respects, the terms and conditions of the Notes shall remain the same.

WHEREFORE, the Company and the Majority Holders have executed this Amendment as of the date set forth above.

“COMPANY”

IDEAL POWER INC.

By: /s/Paul Bundschuh
      Paul Bundschuh, Chief Executive Officer

“MAJORITY HOLDERS”

/s/ Peter Appel
Peter Appel

MDB CAPITAL GROUP, LLC

By: Anthony DiGiandomenico